EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
National Rural Utilities Cooperative Finance Corporation
20701 Cooperative Way
Dulles, Virginia 20166
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated August 19, 2011, relating to the consolidated financial statements of National Rural Utilities Cooperative Finance Corporation and subsidiaries (the “Company”) appearing in the Annual Report on Form 10-K of the Company as of May 31, 2011, and for the year then ended, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
McLean, Virginia
November 14, 2011